SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20509

                                   FORM 8-K

                                CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                October 8, 2004
                                ---------------
                                Date of Report
                      (Date of Earliest Event Reported)

                           ALPINE AIR EXPRESS, INC.
                           ------------------------
            (Exact Name of Registrant as Specified in its Charter)

       Delaware                  000-27011                  33-0619518
       --------                  ---------                  ----------
(State or other juris-      (Commission File No.)         (IRS Employer
diction of incorporation)                                    I.D. No.)

                             1177 Alpine Air Way
                              Provo, Utah 84601
                              -----------------
                   (Address of Principal Executive Offices)

                                (801) 373-1508
                                --------------
                        Registrant's Telephone Number

Item 5.01   Changes in Control of Registrant.

     See Item 8.01 of this Current Report.

Item 8.01   Other Events.

     On October 8, 2004, IFW Stone Tree Group, LLLP ("IFW"), a Delaware corporation (the "Company"), executed a Stock Purchase Agreement by which Universal Express, Inc., a Nevada corporation ("Universal Express") is to acquire 80% of the Company's issued and outstanding common stock (the "Agreement") in exchange for total consideration to IFW of $12 million. IFW is the entity from whom the controlling interest is to be obtained. In addition, at closing, Universal Express is to pay to the Company the sum of $2 million, to be used solely for usual and customary business purposes. Universal Express is also required to refinance up to $8 million in Company debt and, no later than January 31, 2005, to obtain the release of IFW from all guarantees for such indebtedness.

     The Company is not a party to the Agreement. However, based on its review thereof, the Company understands that the completion of the acquisition requires the performance of the following: (i) Universal Express' obtaining funding on acceptable terms no later than the closing date; (ii) the deposit of the purchase money with an approved escrow agent; and (iii) Universal Express' commencement and consummation of a cash tender offer to the Company's minority stockholders. There can be no assurance that each of these conditions will be met and that the transaction will be completed.

                             SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ALPINE AIR EXPRESS, INC.


Date: 10-12-04                   /s/ Max A. Hansen
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                                 Max A. Hansen
                                 Secretary/Treasurer